EXHIBIT 23.3
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2004, with respect to the consolidated financial statements of Unify Corporation as of April 30, 2004 and for the years ended April 30, 2004 and 2003, included in the Proxy Statement of Unify Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Halo Technology Holdings, Inc. for the registration of 14,619,070 shares of its common stock.

/s/ Ernst & Young LLP

Sacramento, California
April 5, 2006